Exhibit 10.3
MITEK SYSTEMS, INC.

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Mitek Systems, Inc. (the “Company”) hereby grants to you, Scott Marcus (the “Executive”) that number of restricted units of the Company’s Common Stock set forth below (the “Performance Restricted Stock Unit Award”), as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Mitek Systems, Inc. 2020 Incentive Plan (the “Plan”), a copy of which is attached hereto as Attachment 1.
1.GOVERNING PLAN DOCUMENT. Your Performance Restricted Stock Unit Award is subject to all of the provisions of the Plan, including, without limitation, the data privacy provisions in Section 27, which provisions are hereby made a part of this Performance Restricted Stock Unit Award Agreement. In the event of any conflict between the provisions of this Performance Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects, provided that to the extent a term is separately defined in this Performance Restricted Stock Unit Award Agreement, such definition will supersede the definition contained in Section 2 of the Plan.
2.DETAILS OF PERFORMANCE RESTRICTED STOCK UNIT AWARD. The details of your Performance Restricted Stock Unit Award are as follows:

Number of Shares of Common Stock Subject to Award:	At-Target: 35,791 Above-Target: 11,930
Award Date:	March 7, 2022
Vesting Schedule:

The At-Target Performance RSUs shall vest and settle as follows:
•Up to 33.33% of the total of such shares shall vest on each one-year anniversary of the Grant Date if the Annual Performance Criteria for the applicable Performance Period (each as set forth on Appendix A) has been met;
•If, the Annual Performance Criteria for any applicable Performance Period has not been met at 100% or above, then up to 100% of any such prior Performance Period’s unvested At-Target Performance RSUs shall vest if the Cumulative Performance Criteria (set forth on Appendix A) have been met.
•Details on the Performance Period, Annual Performance Criteria, Cumulative Performance Criteria and vesting are set forth in Appendix A and are herein incorporated into the terms of each grant.
The Above-Target Performance RSUs shall vest and settle as follows:
•Up to 33.33% of such shares shall vest on each one-year anniversary of the Grant Date if the Annual Performance Criteria for the applicable Performance Period (set forth on Appendix A) has been exceeded as set forth in Appendix A;
•If, the Annual Performance Criteria for any applicable Performance Period has not been exceeded, then up to 100% of any such prior Performance Period’s unvested Above-Target Performance RSUs shall vest if the Cumulative Performance Criteria has been exceeded as forth on Appendix A.
•Details on the Performance Period, Annual Performance Criteria, Cumulative Performance Criteria, and vesting are set forth in Appendix A are herein incorporated into the terms of each grant.

3.SATISFACTION OF VESTING RESTRICTIONS; ACCOUNT. No Shares will be issued to you pursuant to your Performance Restricted Stock Unit Award until such Shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which any Shares subject to your Performance Restricted Stock Unit Award vest, the Company will issue to you, free from further vesting restrictions, uncertificated shares in book entry form or share certificates representing such vested whole Shares. Prior to the time any Shares subject to your Performance Restricted Stock Unit Award vest, whenever dividends, whether payable in cash, stock or other property, are declared on such Shares, on the date any such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company for your benefit appropriate Dividend Equivalents in respect of the number of unvested Shares subject to your Performance Restricted Stock Unit Award on the record date for such dividend. Any such Dividend Equivalent will be released from the Account and paid or issued to you as your Performance Restricted Stock Unit Award vests. In the event that any such Dividend Equivalent consists of Shares, the Company shall issue such Shares to you free from any vesting restrictions, in uncertificated book entry form or in share certificates representing whole Shares.
4.TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS RELATED ENTITIES. If, at any time prior to the vesting in full of the Shares subject to your Performance Restricted Stock Unit Award, your full- or part-time employment or service with the Company or any of its Related Entities terminates for any reason, the unvested portion of your Performance Restricted Stock Unit Award shall be canceled and become automatically null and void.

5.REPRESENTATIONS. In connection with the acquisition of Shares pursuant to this Performance Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Shares, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Shares may be limited by the Securities Act of 1933, as amended (including without limitation, Rule 144 promulgated thereunder), and by the terms and conditions of this Performance Restricted Stock Unit Award Agreement and the Plan.
6.NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by, or continue any employment, service or consulting relationship with, the Company or any of its Related Entities, and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Performance Restricted Stock Unit Award Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Related Entities that employ you.
7.NOTICES. Any notices to be delivered pursuant to this Performance Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8.SEVERABILITY. If one or more provisions of this Performance Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Performance Restricted Stock Unit Award Agreement and the balance of the Performance Restricted Stock Unit Award Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9.BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Performance Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Performance Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
10.COUNTERPARTS. This Performance Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY: MITEK SYSTEMS, INC.		PARTICIPANT

By:	/s/ Frank Teruel	By:	/s/ Scott Marcus
Name:	Frank Teruel	Name:	Scott Marcus
Title:	Chief Financial Officer

GRANT SUMMARY:

On March 7, 2022, Scott Marcus hereby receives a Performance Restricted Stock Unit Award for 35,791 shares of Common Stock of the Company and up to an additional 33% of the At-Target Performance RSUs should the annual performance criteria be exceeded in accordance with the provision of Appendix A.

APPENDIX A
Performance RSUs Grant Details (FY22)

Performance Periods. The Performance RSUs shall have three annual performance periods as follows: Annual Performance Period #1: One (1) calendar year starting on the Grant Date
Annual Performance Period #2: One (1) calendar year immediately following Annual Performance Period #1 Annual Performance Period #3: One (1) calendar year immediately following Annual Performance Period #2
•Example: If the Grant Date is November 30, 2020 then Annual Performance Period #1 would run from November 30, 2020 through November 29, 2021 and Annual Performance Period #2 would run from November 30, 2021 through
November 29, 2022.

Annual Performance Criteria. The Annual Performance Criteria for each Annual Performance Period shall be for the percentage increase in value of the Mitek’s common stock to meet or exceed the percentage increase in value of the Russell 2000 Index (in each case based on a $100 hypothetical investment at the beginning of the applicable Annual Performance Period as described herein) over the applicable Annual Performance Period. For Mitek common stock performance that is less than equal to, but at least 85% of, the performance of the Russell 2000 Index, a pro-rata portion of the At-Target Performance RSUs will be vested as detailed below. For Mitek common stock performance that exceeds the performance of the Russell 2000 Index, a pro- rata portion of the above-target performance shares (up to 100% of the above target performance shares for the applicable period (equal to an incremental 33.33% of the at target performance shares)) shall also vest as detailed below.

Mitek performance vs. Russell 2000 Index Performance 110% or more	Percentage of At-Target Performance RSUs for the applicable period which vest: 100%	Percentage of Above- Target Performance RSUs for the applicable period which vest: 100%
100% - 110% 85% - 100%	100% 50%-100% (pro-rata)	0% - 100% (pro—rata) 0%
Below 85%	0%	0%

•Note: For the Mitek performance vs Russell 2000 Index performance: 100% means that the percentage increase in value of the hypothetical investment in Mitek common stock equals or exceeds the percentage increase in value of the hypothetical investment in the Russell 2000 Index; 85% means that the percentage increase in value of the Mitek investment is at least 85% of the percentage increase in value of the Russell 2000 Index investment.; 110% means that the percentage increase in value of the hypothetical investment in Mitek common stock exceeds the percentage increase in value of the hypothetical investment in the Russell 2000 Index by 10% or more.

•Note: For purposes of determining the percentage value increase:
◦a hypothetical investment of $100 will be made in both the Russell 2000 Index and Mitek’s common stock with a “purchase price” equal to the average closing price of each for the 20-trading days immediately preceding the start of the applicable Annual Performance Period.
◦at the end of the applicable Annual Performance Period, the value of the hypothetical investments shall be determined by assuming the “sale” of each based on the average closing price of each from the immediately preceding 20-trading day periods.
◦The percentage change shall be determined by comparing the increase in value to the starting investment of
$100

Cumulative Performance Criteria. The intent of the Cumulative Performance Criteria is to allow vesting of Performance RSUs (both at-target and above-target) which did not vest during a particular Annual Performance Period to vest at the end of any subsequent Annual Performance Periods if the cumulative percentage increase in value of the Mitek common stock measured over the current and all prior Annual Performance Periods meets or exceeds the cumulative percentage increase in value of the Russell 2000 Index over the same period (with pro-rata vesting if the Mitek performance is at least 85% or more of the Russell 2000 Index performance).

Mitek’s cumulative performance vs. Russell 2000 Index cumulative Performance 110% or more	Percentage of At-Target Performance RSUs for the prior performance periods which vest: 100%	Percentage of Above-Target Performance RSUs for the prior performance periods which vest: 100%
100% - 110%	100%	0% - 100% (pro-rata)

    85% - 100%            50%-100% (pro-rata)            0%

Below 85%	0%	0%

•Note: Where a portion, but not all, of the Performance RSUs from a prior Annual Performance Period have vested and the Cumulative Performance Criteria has subsequently been met, the total number of additional shares to vest shall be determined by utilizing the chart above to determine the number of shares to vest and then subtracting the number of shares previously vested.
O    For example: Assuming 1,000 of the At-Target Performance RSUs are available to vest in at the end of Annual Performance Period #1 but only 50% (500) shares vest based on the first-year performance. If the Cumulative Performance at the end of Annual Performance Period #2 is 90% this would result in a pro-rata vesting of 83.33% of the first-year shares (833 shares). The actual shares to vest would be equal to 833 – 500
= 333 additional shares vested.

For purposes of determining percentage increase in value: the same mechanics as detailed under the Annual Performance Criteria are utilized but with the comparison between the initial value on the Grant Date (again determined over the immediately preceding 20 trading days) to the value at the end of the cumulative period in question (again determined over the immediately preceeding 20 trading days).
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